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                                                                    EXHIBIT 99.2

 FOREWORD TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND UNAUDITED PRO FORMA
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

      On August 12, 2004, Ardent Health Services, Inc. and related affiliates, all of which are owned directly or indirectly by Ardent Health Services LLC (collectively referred to as "Ardent"), completed the acquisition of substantially all of the net operating assets of Hillcrest HealthCare System, an Oklahoma not-for-profit corporation ("Hillcrest"), including: (i) two metropolitan acute care hospitals aggregating 888 licensed beds (Hillcrest Medical Center and Tulsa Regional Medical Center), (ii) a long-term acute care hospital with 100 licensed beds (Hillcrest Specialty Hospital), (iii) six regional acute care hospitals operated through long-term operating agreements, and (iv) related health care facilities in Tulsa, Oklahoma and surrounding areas.

      Pursuant to the Asset Purchase Agreement by and between Ardent and Hillcrest dated May 11, 2004 (the "Asset Purchase Agreement"), Ardent acquired assets including the property and equipment of the aforementioned metropolitan acute care hospitals and long-term acute care hospital, Hillcrest current assets (except for cash, restricted investments and certain other excluded assets) and all of the Hillcrest health care facilities in Tulsa and surrounding areas of Oklahoma related to the operations of the acquired hospitals.

      The Asset Purchase Agreement excluded from the acquisition of Hillcrest certain affiliated entities that are included in the historical financial statements of Hillcrest. The excluded affiliates include the H.A. Chapman Institute, the Hillcrest Medical Center Foundation, Inc. and Subsidiary and Children's Medical Center Foundation (collectively referred to as "the Foundations"). Additionally, the following affiliated regional acute care hospitals were excluded from the transaction: Poteau Health System, Inc., Fairfax Memorial Hospital, Inc., Hurley Health Center, Inc. and Prague Municipal Hospital, Inc. (collectively referred to as "the Excluded Regional Hospitals"). The Foundations raise funds for capital building projects, equipment, new programs and health care education and include a center for clinical, diagnostic and research genetics. The Excluded Regional Hospitals are Hillcrest affiliates that provide health care services in eastern Oklahoma through long-term operating agreements to utilize the physical plant and other operating assets of community hospitals.

      The Audited Consolidated Financial Statements of Hillcrest HealthCare System and Affiliates include total revenues and gains of $11.0 million and $1.3 million from the Foundations and the Excluded Regional Hospitals, respectively, and include excess of revenues over expenses from continuing operations from the Foundations of $7.1 million and deficit of revenues over expenses from the Excluded Regional Hospitals of $1.5 million for the year ended June 30, 2004. Refer to the Unaudited Pro Forma Condensed Consolidated Financial Statements for further description of the pro forma effect of the results of operations that were excluded from the Hillcrest acquisition.